UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Response Genetics, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
1)	Amount previously paid:
2)	Form, Schedule or Registration Statement No:
3)	Filing party:
4)	Date Filed:

May 20, 2008

Dear Stockholder,

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Response Genetics, Inc. to be held at 1:00 p.m. EST on Tuesday, June 17, 2008 at the law offices of Mintz Levin Cohn Ferris Glovsky and Popeo PC, Chrysler Center, 666 Third Avenue, New York, NY 10017. The attached notice of annual meeting and proxy statement describe the business we will conduct at the annual meeting and provide information about us that you should consider when you vote your shares.

At the annual meeting, all of our nine current directors will be re-elected to our Board of Directors. In addition, we will ask stockholders to ratify the selection of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the annual meeting.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that your shares are represented. Therefore, when you have finished reading the proxy statement, you are urged to complete, sign, date and return a proxy card in accordance with the instructions set forth on the card. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Sincerely,

/s/ Kathleen Danenberg
Kathleen Danenberg
President and Chief Executive Officer

May 20, 2008

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of Shareholders of Response Genetics, Inc. will be held on Tuesday, June 17, 2008, at 1:00 p.m. local time at the law offices of Mintz Levin Cohn Ferris Glovsky and Popeo PC, Chrysler Center, 666 Third Avenue, New York, NY 10017, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect nine directors to serve one-year terms expiring in 2009.
2.	To ratify the appointment of Singer Lewak Greenbaum & Goldstein LLP as the company’s independent public accountants for the fiscal year ending December 31, 2008.
3.	To consider any other business that is properly presented at the meeting.

WHO MAY VOTE:

You may vote if you were the record owner of Response Genetics, Inc. stock at the close of business on May 6, 2008. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at our corporate headquarters, 1640 Marengo Street, 6th Floor, Los Angeles, CA 90033.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card.

The approximate date of mailing the proxy statement and the accompanying proxy card is May 20, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Thomas Stankovich
Thomas Stankovich
Vice President, Chief Financial Officer and Secretary

i

Response Genetics, Inc.
1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900

PROXY STATEMENT FOR RESPONSE GENETICS, INC.
2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2008

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because Response Genetics, Inc.’s Board of Directors is soliciting your proxy to vote at the 2008 annual meeting of stockholders and any adjournments of the meeting to be held at 1:00 pm on Tuesday, June 17, 2008 at the law offices of Mintz Levin Cohn Ferris Glovsky and Popeo PC, Chrysler Center, 666 Third Avenue, New York, NY 10017. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

On May 20, 2008 we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending along with this proxy statement, our 2007 annual report, which includes our financial statements for the fiscal year ended December 31, 2007. You can also find a copy of our 2007 Annual Report on Form 10-K on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.responsegenetics.com.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on May 6, 2008 are entitled to vote at the annual meeting. On this record date, there were 10,239,276 shares of our common stock outstanding and entitled to vote. Common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy card bearing a later date. Any stockholder who has executed a proxy card but attends the meeting in person may revoke the proxy and vote at the meeting.

How Many Votes Do I Have?

Each share of Response Genetics, Inc. common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company, or you have stock certificates, you may vote:

•	By mail. You may complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.
•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director; and
•	“FOR” ratification of the selection of independent auditors for our fiscal year ending December 31, 2008.

If any other matter is presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;
•	notifying Response Genetics, Inc.’s Secretary in writing before the annual meeting that you have revoked your proxy; or
•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your unvoted shares on both Proposals 1 and 2 even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.
Proposal 2: Ratify Selection of Auditors	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of independent public accountants. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants. However, if our stockholders do not ratify the selection of Singer Lewak Greenbaum & Goldstein LLP as our independent accountants for 2008, our Audit Committee of our Board of Directors will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, American Stock Transfer and Trust Company, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

We are pleased to offer two options for our 2008 annual meeting: (1) viewing a live Webcast at www.responsegenetics.com or (2) attending in person. The annual meeting will be held at 1:00 p.m on Tuesday, June 17, 2008 at the law offices of Mintz Levin Cohn Ferris Glovsky and Popeo PC, Chrysler Center, 666 Third Avenue, New York, NY 10017. When you arrive at the offices of Mintz Levin Cohn Ferris Glovsky and Popeo PC, Chrysler Center, 666 Third Avenue, New York, NY 10017, signs will direct you to the appropriate meeting rooms. If you choose to view the Webcast, go to www.responsegenetics.com shortly before the meeting time, and follow the instructions for downloading the Webcast. If you miss the annual meeting, you can view a replay of the Webcast at www.responsegenetics.com until July 17, 2008. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer and Trust Company, by calling their toll free number, 1-800-937-5449.

If you do not wish to participate in “householding” and would like to receive your own set of Response Genetics Inc.’s annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Response Genetics, Inc. shareholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•	If your Response Genetics, Inc. shares are registered in your own name, please contact our transfer agent, American Stock Transfer & Trust Company, and inform them of your request by calling them at 1-800-937-5449 or writing them at 59 Maiden Lane, Plaza Level, New York, NY 10039.
•	If a broker or other nominee holds your Response Genetics, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 6, 2008 for (a) the executive officers named in the Summary Compensation Table on page 9 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of May 6, 2008 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 10,239,276 shares of common stock outstanding on May 6, 2008.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
Directors and Executive Officers
David M. Smith(2)	1,922,393	18.77%
Michael Serruya(3)	1,732,595	16.92%
Kathleen Danenberg(4)	567,826	5.47%
Tom DeMeester, MD	372,845	3.64%
Hubertus Spierings(5)	4,313	*
Gary D. Nusbaum(6)	3,594	*
John C. Ferrara(7)	1,437	*
David R. Gandara(8)	718	*
Kirk K. Calhoun(9)	718	*
Thomas Stankovich(10)	17,744	*
James Clark(11)	17,714	*
Denise McNairn(12)	17,819	*
All current executive officers and directors as a group (10 persons)	4,659,716	44.61%
5% or more stockholders
Susan Smith(13)	1,922,393	18.77%
Clara Serruya(14)	1,732,595	16.92%
Samuel Serruya(15)	1,732,595	16.92%
AWM Investment Co., Inc.(16)	798,638	7.80%
WSV Management LLC(17)	514,440	5.02%

*	Indicates ownership of less than 1%.
(1)	Except as otherwise set forth, the address of the beneficial owners is c/o Response Genetics, Inc., 1640 Marengo Street, 6th Floor, Los Angeles, CA 90033
(2)	Includes 536,164 shares of common stock owned by his mother, Susan Smith, as to which Mr. Smith disclaims beneficial ownership.
(3)	Includes 3,939 shares of common stock owned by Mr. Serruya, 864,328 shares of common stock owned by his father, Samuel Serruya, as to which Mr. Serruya disclaims beneficial ownership, 864,328 shares of common stock owned by his mother, Clara Serruya, as to which Mr. Serruya disclaims beneficial ownership.
(4)	Includes of 426,108 shares of common stock jointly owned by Ms. Danenberg and her husband, Peter Danenberg. Includes 141,718 shares of common stock issuable upon the exercise of options within 60 days of May 6, 2008. Does not include 70,859 shares of common stock issuable upon the exercise of options, none of which are exercisable within 60 days of May 6, 2008.
(5)	Includes 4,313 shares of common stock issuable upon the exercise of options within 60 days of May 6, 2008. Does not include 7,187 shares of common stock issuable upon the exercise of options, none of which are exercisable within 60 days of May 6, 2008.
(6)	Includes 3,594 shares of common stock issuable upon the exercise of options within 60 days of May 6, 2008. Does not include 7,906 shares of common stock issuable upon the exercise of options, none of which are exercisable within 60 days of May 6, 2008.
(7)	Includes 1,437 shares of common stock issuable upon the exercise of options within 60 days of May 6, 2008. Does not include 10,063 shares of common stock issuable upon the exercise of options, none of which are exercisable within 60 days of May 6, 2008.
(8)	Includes 718 shares of common stock issuable upon the exercise of options within 60 days of May 6, 2008. Does not include 10,782 shares of common stock issuable upon the exercise of options, none of which are exercisable within 60 days of May 6, 2008.
(9)	Includes 718 shares of common stock issuable upon the exercise of options within 60 days of May 6, 2008. Does not include 10,782 shares of common stock issuable upon the exercise of options, none of which are exercisable within 60 days of May 6, 2008.
(10)	Includes 17,744 shares of common stock issuable upon the exercise of options within 60 days of May 6, 2008. Does not include 53,232 shares of common stock issuable upon the exercise of options, none of which are exercisable within 60 days of May 6, 2008.
(11)	Includes 17,714 shares of common stock issuable upon the exercise of options within 60 days of May 6, 2008. Does not include 53,145 shares of common stock issuable upon the exercise of options, none of which are exercisable within 60 days of May 6, 2008.
(12)	Includes 17,819 shares of common stock issuable upon the exercise of options within 60 days of May 6, 2008. Does not include 53,459 shares of common stock issuable upon the exercise of options, none of which are exercisable within 60 days of May 6, 2008.
(13)	Includes 1,386,229 shares of common stock owned by her son, David M. Smith, as to which Mrs. Smith disclaims beneficial ownership.
(14)	Includes 864,328 shares of common stock owned by her husband, Samuel Serruya, as to which Mrs. Serruya disclaims beneficial ownership and 3,939 shares of common stock her son, Michael Serruya, as to which Mrs. Serruya disclaims beneficial ownership.
(15)	Includes 864,328 shares of common stock owned by his wife, Clara Serruya, as to which Mr. Serruya disclaims beneficial ownership and 3,939 shares of common stock owned by his son, Michael Serruya, as to which Mr. Serruya disclaims beneficial ownership.
(16)	According to a Schedule 13G filed by AWM Investment Co., Austin W. Marxe and David M. Greenhouse have shared power to vote and dispose of or direct the disposition of 798,638 common shares. The principal address for AWM Investment Co. is 527 Madison Ave. #2600, New York, NY 10022.
(17)	According to a Schedule 13G filed by WSV Management, LLC, WSV Management, LLC, WS Ventures Management. L.P., Reid S. Walker, G. Stacy Walker, and Patrick P. Walker have shared power to vote and dispose of or direct the disposition of 798,638 common shares. The principal address for WSV Management, LLC is 300 Crescent Court # 1100, Dallas, TX 75201.

MANAGEMENT

The Board of Directors

On April 22, 2008, our Board of Directors voted to nominate Tom DeMeester, M.D., Kathleen Danenberg, Hubertus Spierings, Gary D. Nusbaum, John C. Ferrara, Michael Serruya, David M. Smith, David R. Gandara, M.D., and Kirk K. Calhoun for election at the annual meeting, each for a term of one year to serve until the 2009 annual meeting of stockholders, and until their respective successors have been elected and qualified.

Set forth below are the names of the persons nominated as directors, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position with the Company
Tom DeMeester, M.D.	70	Chairman of the Board
Kathleen Danenberg	61	Director, Chief Executive Officer and President
David M. Smith	41	Vice Chairman of the Board
Hubertus Spierings	63	Director
Gary D. Nusbaum	41	Director
John C. Ferrara	56	Director
Michael Serruya	44	Director
David R. Gandara, M.D.	60	Director
Kirk K. Calhoun	64	Director

The following is a brief summary of the background of each of our directors. There are no family relationships among any of the executive officers or directors.

Tom R. DeMeester, M.D. has been the Chairman of our board of directors since March 2000. Dr. DeMeester has been the Chairman of the Department of Surgery and Professor of General and Cardiothoracic Surgery at the USC School of Medicine since 1990. From 1984 to 1990, Dr. DeMeester served as Chairman and Professor of the Department of Surgery at Creighton University School of Medicine. Dr. DeMeester received his M.D. from the University of Michigan School of Medicine and a B.A. from Calvin College.

Kathleen Danenberg has been our Chief Executive Officer and President since 2002. Prior to that, she served as our Vice President and Chief Scientific Officer from December 2000 to December 2002. Ms. Danenberg has served as one of our board members since March 2000. Ms. Danenberg’s began her career in molecular research and developed broad expertise in a variety of areas and applications. While at USC, Ms. Danenberg invented a breakthrough patented method to extract RNA from formalin-fixed paraffin embedded tissue specimens which became the basis for the establishment of Response Genetics, Inc. Prior to her work at USC, Ms. Danenberg received her B.S. in biochemistry from the University of Wisconsin. Ms. Danenberg has over 100 scientific publications to her credit.

David M. Smith is a founder and has served as Vice Chairman and a Director of our board of directors since December 1999. From 1998 until 2005, Mr. Smith was an Executive Vice President and Director, and later, Chief Operating Officer of CoolBrands International Inc. (TSE:COB.A), and from 1993 until 2006, he was a Director, and later the Chairman and Chief Executive Officer, of Calip Dairies, a privately held consumer products company. Mr. Smith was also the Chairman and Chief Executive Officer of Hempstead Capital Corporation, a private holding company, until it was acquired in 2006. Mr. Smith is currently the founder and Managing Partner of Smith Global Ventures, a privately held venture firm. Mr. Smith received a B.A. degree and graduated with honors from Boston University.

Hubertus Spierings has served on our board of directors since June 4, 2007. From 1992 until 2002, Mr. Spierings served as a non-executive chairman of the board of Cargill International S.A., a subsidiary of a privately held agricultural management company, and from 1999 until 2002, he served as executive vice president of Cargill, Inc, a privately held agricultural management company. Mr. Spierings is currently serving as a director on the board of directors of the International Management Institute-Kyiv, a private Ukranian professional school. Mr. Spierings earned a degree in economics from Nyenrode N.O.I.B. (an international business college in the Netherlands).

Gary D. Nusbaum has served on our board of directors since August 24, 2007. From 1989-2002, Mr. Nusbaum was at the Private Equity firm Warburg Pincus, where he was a Managing Director, and from 2003 until 2005, Mr. Nusbaum was a Managing Director at Aetos Capital, an asset management firm. At Aetos Capital, Mr. Nusbaum was the firm’s Chief Financial Officer, and also headed its private equity business. In 2006, Mr. Nusbaum joined Palladium Equity Partners, LLC, as a Managing Director. Mr. Nusbaum received his Bachelor of Science in Economics and Master of Business Administration degrees from The Wharton School of the University of Pennsylvania. He has been a board member of several public and private companies.

Michael Serruya has served on our board of directors since March 2000. Since February 2000, Mr. Serruya has been Chairman of Yogen Fruz World Wide Incorporated, and from 1995 to February 2000 he was President, Chief Executive Officer and Chairman of Yogen Fruz, a consumer products company. Mr. Serruya was also a member of the Ontario Jobs and Investment Board, an Ontario government organization. Mr. Serruya is currently the President and Chief Executive Officer of CoolBrands International Inc. (TSE:COB.A). Mr. Serruya attended Ryerson Polytechnical Institute.

John C. Ferrara has served on our board of directors since April 4, 2008. Mr. Ferrara is currently Chief Financial Officer of EDGAR® Online®, Inc. (NASDAQ: EDGR). Prior to joining EDGAR® Online®, Inc., Mr. Ferrara served as Interim CFO to GAMCO Investors, Inc., President of The LGL Group, Inc. and has held chief financial officer positions at Space Holding Corporation, Golden Books Family Entertainment and Renaissance Communications Corporation. Since 1999, Mr. Ferrara has served on the Boards of Directors of several public companies, including GAMCO Investors and Lynch Interactive. Mr. Ferrara holds a B.S. in Accounting from the University of Maryland as well as an M.B.A. in Finance from Columbia University.

David R. Gandara, M.D. has served on our board of directors since April 30, 2008. Since 1994, Dr. Gandara has been a professor of medicine at the University of California, Davis School of Medicine. He also is Associate Director of Clinical Research and has been Director of Thoracic Oncology at the University of California, Davis Cancer Center since 1994. He is a diplomat of the American Board of Internal Medicine specializing in Medical Oncology. He also serves on the board of directors for the International Association for the Study of Lung Cancer (IASLC) and is a prior board member and secretary-treasurer of the American Society for Clinical Oncology (ASCO). He also is chair of the NCI-directed Lung Correlative Science Committee. Dr. Gandara received his M.D. from the University of Texas Medical Branch and holds a B.A. from the University of Texas.

Kirk K. Calhoun has served as a member of our board of directors since May 16, 2008. Mr. Calhoun joined Ernst & Young, LLP, a public accounting firm, in 1965 and served as a partner of the firm from 1975 until his retirement in 2002. Mr. Calhoun is a Certified Public Accountant. He is currently on the board of directors of Abraxis Bioscience, Inc. and Replidyne, Inc. Mr. Calhoun received a B.S. in Accounting from the University of Southern California.

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Response Genetics, Inc., either directly or indirectly. Based upon this review, our Board has determined that the following members of the Board are “independent directors” as defined by The NASDAQ Stock Market: Hubertus Spierings, Gary D. Nusbaum, John C. Ferrara, David R. Gandara, M.D. and Kirk K. Calhoun.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2008 there were four meetings of our Board of Directors, and the various committees of the Board met a total of three times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal 2007. We have utilized the phase-in provisions afforded to us by NASDAQ Marketplace Rule 4350(a)(5) and will be in compliance with the director and board committee independence requirements contained therein by the required deadline. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each annual meeting of our stockholders.

Audit Committee. Our Audit Committee met two times during fiscal 2007. The audit committee members during fiscal 2007 were Mr. Spierings, Mr. Nusbaum and Mr. Serruya. This committee currently has three members, Mr. Ferrara (Chairman), Mr. Nusbaum and Mr. Calhoun. Our Audit Committee has the authority to retain and terminate the services of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The NASDAQ Stock Market, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Ferrara is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.responsegenetics.com.

Compensation Committee. Our Compensation Committee did not meet during fiscal 2007. This committee currently has four members, Mr. Spierings (Chairman), Mr. Nusbaum, Mr. Ferrara and Dr. Gandara. Our Compensation Committee reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee is responsible for the determination of the compensation of our chief executive officer, and shall conduct its decision making process with respect to that issue without the chief executive officer present. The Compensation Committee also determines the appropriate compensation of our other executive officers, taking into account the recommendation of our chief executive officer, including the named executive officers included in our Summary Compensation Table on page 17. Mr. Spierings, Mr. Nusbaum, Mr. Ferrara and Dr. Gandara qualify as independent under the definition promulgated by The NASDAQ Stock Market. We have utilized the phase-in provisions afforded to us by NASDAQ Marketplace Rule 4350(a)(5) and are in compliance with the director and board committee independence requirements contained therein by the required deadline. The Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation:

The Compensation Committee has adopted a combination of compensation elements in order to further our compensation goals. The elements include: (i) base salary, (ii) annual or other time or project based incentive compensation based upon individual and corporate performance; and (iii) long-term incentive compensation in the forms of equity participation. In furtherance of our compensation objectives, the Compensation Committee also considers publicly available compensation data for directors and management, provided by our compensation consultant, Equilar, Inc.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.responsegenetics.com.

Nominating and Governance Committee. Our Nominating and Governance Committee met one time during fiscal 2007 and has three members, Mr. Nusbaum (Chairman), Mr. Spierings, and Mr. Ferrara. This committee’s role is to make recommendations to the full Board as to the size and composition of the Board and its committees, and to evaluate and make recommendations as to potential candidates. Mr. Nusbaum, Mr. Spierings and Mr. Ferrara qualify as independent under the definition promulgated by The NASDAQ Stock Market. We have utilized the phase-in provisions afforded to us by NASDAQ Marketplace Rule 4350(a)(5) and are in compliance with the director and board committee independence requirements contained therein by the required deadline. The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2009 Annual Meeting of Stockholders using the procedures set forth in the Company’s By-laws, it must follow the procedures described in “Certain Matters Pertaining to Stockholder Business and Nominations”. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating Committee, it should send its recommendations, in writing, to the Committee care of the Company’s corporate secretary at the Company’s principal offices. Submissions must be made by mail, courier or personal delivery. A nominating recommendation must also be accompanied by the following information concerning each recommending shareholder: the name and address, including telephone number, of the recommending shareholder; the number of the Company’s shares owned by the recommending shareholder and the time period for which such shares have been held; if the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held; and a statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of shareholders. In addition, a nominating recommendation must be accompanied by the following information concerning the proposed nominee: the information required by Item 401 of Regulation S-K (generally providing for disclosure of the name, address, and business experience for the past five years of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee); the information required by Item 403 of Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company); and the information required by Item 404 of Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with the Company).

A copy of the Nominating Committee’s written charter is publicly available on the Company’s website at www.responsegenetics.com.

Shareholder Communications to the Board

Generally, shareholders who have questions or concerns should contact our investor relations firm, the Trout Group, at 415.392.3385. However, any shareholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions to the Board members via e-mail at Directorsresponsegenetics.com. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings
•	resumes and other forms of job inquiries
•	surveys
•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. We have employment agreements with all of our executive officers.

Name	Age	Position
Kathleen Danenberg	61	President, Chief Executive Officer and Director
Thomas Stankovich	47	Vice President, Chief Financial Officer and Secretary
James Clark	39	Vice President and Chief Operating Officer
Denise McNairn	40	Vice President and General Counsel

The following is a brief summary of the background of each of our directors. There are no family relationships among any of the executive officers or directors.

Kathleen Danenberg has been our Chief Executive Officer and President since 2002. Please see her biography in the section entitled “The Board of Directors” above.

Thomas Stankovich has served as our Vice President, Chief Financial Officer and Secretary in November 2006. Mr. Stankovich has gained financial and business experience over the past 20 years working in both domestic and international operations with publicly-traded companies in the pharmaceutical and biotechnology industries. Mr. Stankovich most recently was Executive Vice President and Chief Financial officer at Cobalis Corp. (Nasdaq: CLSC) from December 2005 until he joined us. Subsequent to Mr. Stankovich's departure from Cobalis in December, 2006, Cobalis declared Chapter 11 bankruptcy in October, 2007. Prior to his position at Cobalis Corp., he worked at MP Biomedicals, LLC where he served as Senior Vice President and Chief Financial Officer from July 2003 to December 2005. From January 2003 through July 2003 Mr. Stankovich worked as a financial consultant. He served as Senior Vice President and Chief Financial Officer for Ribapharm, Inc. (NYSE: RNA) from December 2001 to January 2003 (now part of Valeant Pharmaceuticals International) (NYSE: VRX) where he helped complete an initial public offering in April 2002. Since 1986, Mr. Stankovich has served in various executive financial management positions for ICN Pharmaceuticals, Inc. (NYSE: ICN) (now renamed Valeant Pharmaceuticals International) including Vice President, Chief Financial Officer for ICN International A.G., and Vice President and Controller for ICN Europe. Mr. Stankovich holds Bachelor of Science degrees in both accounting and finance from California State University, Northridge.

James Clark has served as our Vice President and Chief Operating Officer in October 2006. From June 1, 2003 to August 31, 2006, Dr. Clark served as head of the Cancer Molecular Biology, Technology group at GlaxoSmithKline — Biologicals (NYSE: GSK). From 1995 to 2003, Dr. Clark served as a Senior Research Fellow within the Department of Medicine, University of Glasgow, where he began his career developing molecular techniques and applications for the study of the immune response to breast cancer. Dr. Clark received his B.S.c from Heriot-Watt University, Edinburgh, Scotland and his Ph.D. from the Department of Biochemistry, University of Glasgow, Scotland.

Denise McNairn has served as our Vice President and General Counsel in February 2007. Prior to joining us, from 2001 to 2007, Ms. McNairn was an attorney at Kenyon & Kenyon LLP. Prior to working for Kenyon & Kenyon, Ms. McNairn worked as a Technology Transfer Specialist at the National Cancer Institute Technology Transfer Branch, where she began her career in drafting and negotiating transactional agreements. Ms. McNairn received her B.S. from Virginia Polytechnic Institute and State University, an M.S. from Johns Hopkins University and her J.D. from the University of Maryland School of Law.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during the last two fiscal years ended December 31, 2006 and 2007 to (1) our Principal Executive Officer, (2) our Principal Financial Officer and (3) our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Options ($)(2)	All Other Compensation			Total ($)
Kathleen Danenberg, President and CEO	2007	$350,000		$175,000	689,836		$114,673	(3)	$1,329,509
	2006	$354,000		$903,700		$			$1,257,700
Thomas Stankovich, Vice President, Chief Financial Officer and Secretary	2007	$220,000		$80,000	44,387	$			$344,387
James Clark, Vice President, Chief Operating Officer	2007	$237,600	(4)	$80,000	44,314		$—		$361,914
Denise McNairn, Vice President, General Counsel	2007	$225,000		$80,000	44,576	$			$349,576

(1)	All bonuses for 2007 were awarded on February 12, 2008 and paid on February 19, 2008.
(2)	Represents the compensation expense related to outstanding stock options we recognized for the year ended December 31, 2007 under Statement of Financial Accounting Standards 123R to our named executive officers. Assumptions used in the calculation of these amounts are included in Note 11 to our financial statements for the year ended December 31, 2007.
(3)	“All Other Compensation” includes (i) a car allowance of $12,000 and a personal expense allowance of $12,000; (ii) reimbursement of clothing expenses in an amount of $86,622; and (iii) miscellaneous personal services of $4,051.
(4)	Mr. Clark’s salary was paid in pounds sterling and was then converted to US dollars at an exchange rate of $1.98 per pound sterling.

The Danenberg Employment Agreement

We entered into an employment agreement with Ms. Danenberg on December 11, 2000. This previous agreement was superceded by a new employment agreement, which we entered into as of October 26, 2006, as amended on December 14, 2006 and on May 29, 2007, for the position of President and Chief Executive Officer. The agreement has an initial term of three years, with automatic one-year renewal terms thereafter. Ms. Danenberg is to receive an initial base salary of $350,000 per year, subject to annual adjustments at the discretion of the Board. Ms. Danenberg also is eligible to earn a minimum of 40% of her base salary as an annual bonus based upon our meeting certain performance targets and her meeting personal objectives as determined by our board of directors.

We granted Ms. Danenberg non-qualified stock option under the 2006 Stock Plan, in an amount equal to 3% of the number of shares of our common stock outstanding on October 26, 2006 on a fully diluted basis or 212,577 options at an exercise price equal to $7.00, which was the initial public offering price of our common stock (the “IPO Price”). One third of these options vested immediately upon the issuance of the options and the remainder shall vest in two equal installments on the first and second anniversaries of the date of Ms. Danenberg’s employment agreement (October 26, 2006). The options will vest immediately upon a change in control. Ms. Danenberg will be eligible for future option grants as approved by our board of directors. We will provide Ms. Danenberg with a monthly allowance of $1,000 to cover miscellaneous business expenses and a $1,000 monthly automobile allowance. We agreed to cover up to $5,000 of Ms. Danenberg’s legal fees incurred in the negotiation of her employment agreement and up to $1,000 of Ms. Danenberg’s legal fees incurred in the negotiation of the amendment to her employment agreement.

In the event that Ms. Danenberg’s employment is terminated without cause or for good reason, as defined under the agreement, we are obligated to pay her severance equivalent to the greater of (a) one full year of base pay and benefits; or (b) the base pay and benefits for the remaining term of the employment agreement. In addition, within forty-five days of her termination, we are obligated to pay her the pro rata portion of the bonus earned as of her termination date. In addition the portion of Ms. Danenberg’s options that are vested as of the date of her termination shall be exercisable for one year from the date of her termination. In the event the employment agreement is terminated because of Ms. Danenberg’s death, or because of a disability as defined in the employment agreement, Ms. Danenberg or her estate will be entitled to receive her base pay and pro rata bonus earned as of the date of death or disability, and we will provide benefits coverage for a period of 12 months following the date of such death or disability to Ms. Danenberg or her heirs as the case may be.

In the event a change in control occurs during Ms. Danenberg’s employment, she has agreed not to resign her employment voluntarily for a period of six months following the effective date of the change in control. If she is terminated within such six-month period without cause or she resigns for good reason, in addition to any other benefits to which she is entitled and provided she executes a release of claims, Ms. Danenberg will be entitled to a lump sum payment equivalent to a month of base pay at her then current annual rate for each month during such six-month period for which she has yet to complete service to us at the time of such termination, within forty-five days following such termination. The employment agreement also places certain confidentiality, assignment of inventions and nonsolicitation obligations on Ms. Danenberg.

The Stankovich Employment Agreement

We have entered into an Employment Agreement with Thomas Stankovich, dated as of October 25, 2006, as amended on May 29, 2007 for the position of Vice President and Chief Financial Officer. He commenced employment on November 27, 2006. The agreement has an initial term of three years with automatic one-year renewal terms thereafter. The agreement provides for Mr. Stankovich to receive an initial base salary of $220,000 per year. Mr. Stankovich also is eligible to earn an annual bonus based upon our meeting certain performance targets and his meeting personal objectives as agreed upon with the CEO and approved by our board of directors. We granted Mr. Stankovich a non-qualified stock option under the 2006 Stock Plan, in an amount equal to 1% of the number of shares of our common stock outstanding on November 27, 2006, on a fully diluted basis, or 70,976 options, at an exercise price equal to the IPO Price. The shares vest in equal annual amounts over a four-year period, beginning on the first anniversary of the initial grant date. The options will vest immediately upon a change in control. Mr. Stankovich will be eligible for additional option grants as approved by our board of directors. In the event that a change in control occurs within the first year of Mr. Stankovich’s employment, and regardless of whether he is terminated, we are obligated to give him a cash payment equal to six months salary at his base salary rate at the time of change in control, as defined in the employment agreement. In the event that a change in control occurs within the second or third years of his employment, regardless of whether he is terminated, we are obligated to give him a cash payment equal to nine months salary at his base salary rate at the time of the change in control. In the event that Mr. Stankovich’s employment is terminated without cause or he resigns for good reason as defined under the agreement, during the first year of his employment, we are obligated to pay him severance equal to six months salary at his base salary rate at the time of termination. In the event that Mr. Stankovich’s employment is terminated without cause or he resigns for good reason within the second or third years of his employment, we are obligated to pay him severance equal to nine months salary at his base salary rate at the time of termination. In the event of Mr. Stankovich’s termination without cause, the portion of his options that are vested as of the date of his termination shall be exercisable for one year from the date of his termination. The employment agreement also places certain confidentiality, assignment of inventions and non-solicitation obligations on Mr. Stankovich.

The Clark Employment Agreement

We have entered into an Employment Agreement with James Clark, dated as of October 26, 2006, for the position of Vice President and Chief Operating Officer. The agreement provides for Dr. Clark to receive an initial base salary of £†120,000 (approximately $230,000) per year. Dr. Clark also is eligible to earn an annual bonus based upon our meeting certain performance targets and his meeting personal objectives as agreed upon with the CEO and approved by our board of directors. Dr. Clark is eligible to participate in our employee benefit plans and we are required to reimburse him for reasonable business-travel expenses. Should either Dr. Clark or we give the other notice of the intention to terminate Dr. Clark’s employment, we may elect to terminate his employment immediately and we will be obligated, upon so electing, to pay to Dr. Clark a sum equal to his base salary exclusive of any contractual bonus or benefit in kind for the unexpired portion of the contractual notice entitlement. This obligation ceases if Dr. Clark commences alternate employment within the entitled notice period.

We granted Dr. Clark a non-qualified stock option under the 2006 Stock Plan, in an amount equal to 1% of the number of shares of our common stock outstanding on November 1, 2006 on a fully diluted basis or 70,859 options, at an exercise price equal to the IPO Price. The shares vest in equal annual amounts over a four-year period, beginning on the first anniversary of the initial grant date. The options will vest immediately upon a change in control. Dr. Clark will be eligible for additional option grants as approved by our board of directors. In the event of Dr. Clark’s termination without cause or for good reason, the portion of his options that are vested as of the date of his termination shall be exercisable for one year from the date of his termination. The employment agreement with Dr. Clark contains confidentiality, non-competition and non-solicitation provisions.

The McNairn Employment Agreement

We have entered into an Employment Agreement with Denise McNairn, dated as of February 20, 2007, as amended on May 29, 2007 for the position of Vice President and General Counsel. The agreement has an initial term of three years with automatic one-year renewal terms thereafter. The agreement provides for Ms. McNairn to receive an initial base salary of $225,000 per year. Ms. McNairn also is eligible to earn an annual bonus of up to 35% of her base salary based upon our meeting certain performance targets and her meeting personal objectives as agreed upon with the CEO and approved by our board of directors. Ms. McNairn is eligible to participate in our employee benefit plans.

We granted Ms. McNairn a non-qualified stock option under the 2006 Stock Plan, in an amount equal to 1% of the number of shares of our common stock outstanding on February 20, 2007 on a fully diluted basis, or 71,278 options, at an exercise price equal to the IPO Price. The shares vest in equal annual amounts over a four-year period, beginning on the first anniversary of the initial grant date. The options will vest immediately upon a change in control. Ms. McNairn will be eligible for additional option grants as approved by our board of directors.

In the event that a change in control occurs within the first year of Ms. McNairn’s employment, and regardless of whether she is terminated, we are obligated to make cash payments to her equal to six months salary at her base salary rate at the time of change in control, as defined in the employment agreement. In the event that a change in control occurs within the second or third years of her employment, regardless of whether she is terminated, we are obligated to make cash payments equal to nine months salary at her base salary rate at the time of the change in control. In the event that Ms. McNairn’s employment is terminated without cause or she resigns for good reason, as defined under the agreement, during the first year of her employment we are obligated to pay her severance equal to six months salary at her base salary rate at the time of termination. In the event that Ms. McNairn’s employment is terminated without cause or she resigns for good reason within the second or third years of her employment, we are obligated to pay her severance equal to nine months salary at her base salary rate at the time of termination. In the event of Ms. McNairn’s termination without cause, the portion of her options that are vested as of the date of her termination shall be exercisable for one year from the date of her termination. The employment agreement also places certain confidentiality, assignment of inventions and nonsolicitation obligations on Ms. McNairn.

Outstanding Equity Awards At Fiscal Year-End

The following table shows grants of stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended December 31, 2007, including both awards subject to performance conditions and non-performance-based awards, to each of the executive officers named in the Summary Compensation Table.

Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Kathleen Danenberg, President and CEO	6/4/07	141,718	70,859	7.00	6/4/17
Thomas Stankovich, Chief Financial Officer	6/4/07		70,976	7.00	6/4/17
James Clark, Chief Operating Officer	6/4/07	—	70,859	7.00	6/4/17
Denise McNairn, General Counsel	6/4/07	—	71,278	7.00	6/4/17

We granted Ms. Danenberg non-qualified stock option under the 2006 Stock Plan, in an amount equal to 3% of the number of shares of our common stock outstanding on October 26, 2006 on a fully diluted basis or 212,577 options at an exercise price equal to the initial public offering price of our common stock. One third of Ms. Danenberg’s options vested immediately upon the issuance of the options and the remainder shall vest in two equal installments on the first and second anniversaries of the date of Ms. Danenberg’s employment agreement (October 26, 2006). The options will vest immediately upon a change in control.

We granted Mr. Stankovich a non-qualified stock option under the 2006 Stock Plan, in an amount equal to 1% of the number of shares of our common stock outstanding on November 27, 2006, on a fully diluted basis, or 70,976 options, at an exercise price equal to the initial public offering price of our common stock. The shares vest in equal annual amounts over a four-year period, beginning on the first anniversary of the initial grant date. The options will vest immediately upon a change in control.

We granted Dr. Clark a non-qualified stock option under the 2006 Stock Plan, in an amount equal to 1% of the number of shares of our common stock outstanding on November 1, 2006 on a fully diluted basis or 70,859 options, at an exercise price equal to the initial public offering price of our common stock. The shares vest in equal annual amounts over a four-year period, beginning on the first anniversary of the initial grant date. The options will vest immediately upon a change in control.

We granted Ms. McNairn a non-qualified stock option under the 2006 Stock Plan, in an amount equal to 1% of the number of shares of our common stock outstanding on February 20, 2007 on a fully diluted basis, or 71,278 options, at an exercise price equal to the initial public offering price of our common stock. The shares vest in equal annual amounts over a four-year period, beginning on the first anniversary of the initial grant date. The options will vest immediately upon a change in control.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2007 to each of our directors.

Name	Fees Earned or Paid in Cash ($)(a)	Option Awards ($)(b)	Total ($)
Hubertus Spierings	13,000	7,161	20,161
Gary D. Nusbaum	12,500	2,720	15,220

(a)	A full description of all fees paid to our directors is provided below. The cash portion of fees paid represent: 100% of the annual retainer and 100% of the committee meeting fees described below.
(b)	Represents the compensation expense related to outstanding stock options we recognized for the year ended December 31, 2007 under Statement of Financial Accounting Standards 123R to our named executive officers. Assumptions used in the calculation of these amounts are included in Note 11 to our financial statements for the year ended December 31, 2007.

None of Mr. Smith, Mr. Serruya or Dr. DeMeester received compensation for serving as our directors in 2007.

•	We paid Mr. Spierings and Mr. Nusbaum an annual retainer of $12,000 for their services on the board of directors. In addition, Mr. Spierings and Nusbaum received $500 for participating in each audit committee meeting. We also granted Mr. Spierings a non-qualified option to purchase 11,500 shares of common stock at an exercise price equal to $7.00, the initial public offering price, which begins vesting immediately upon the issuance and vests quarterly over a four year period. Mr. Nusbaum was granted a non-qualified option to purchase 11,500 shares of common stock at an exercise price equal to the exercise price of $4.29, which begins vesting immediately upon the issuance and vests quarterly over a four year period.

On May 29, 2007, the board of directors adopted a director compensation policy. Under the terms of this policy, all new directors, upon commencement of their service on the board and all current directors, beginning upon the commencement of our 2008 fiscal year were to receive the following:

•	An annual retainer of $12,000.
•	An option to purchase 11,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, vesting quarterly over a four-year period, and an option to purchase 11,500 shares of common stock, vesting quarterly over a period, each year thereafter. Continued vesting of the options is subject to continued service on the board of directors.
•	All members of the audit committee of the board of directors also will receive a payment of $500 for each audit committee meeting attended.
•	All directors will be reimbursed for reasonable expenses related to or in connection with each director’s service on our board of directors.

On February 12, 2008, the Compensation Committee of the Board of Directors revised and adopted a director compensation policy. Under the terms of this policy, all new directors, upon commencement of their service on the board and all current directors, beginning with fiscal year 2008 will receive the following:

•	An annual retainer of $20,000 to be paid quarterly in arrears on the last day of the quarter.
•	On the date of the annual stockholders meeting each year an option to purchase 11,500 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant; vesting quarterly over a four-year period. Continued vesting of the options is subject to continued service on the board of directors. If no such meeting shall occur before June 30 of the applicable year, then such option grant shall be made by unanimous written consent dated June 30 of that year.

•	For each newly appointed director, the first option grant to purchase 11,500 shares of the Company’s common stock will be made on date of appointment, whether or not that date corresponds with the date of the annual stockholders meeting at an exercise price equal to the fair market value of the Company’s common stock on the date of grant and with all other terms as set forth above. If the date of appointment does not correspond with the date of the annual stockholders meeting, the first annual grant to be made to the new director thereafter will be pro rated in order to provide the newly appointed director with an option to purchase 11,500 shares each year.
•	All members of the audit committee, the compensation committee and the nominating and governance committee of the board of directors also will receive a payment of $500 for each meeting of the respective committee attended, either in person or telephonically.
•	The Chairman of each of the committees of the board of directors will receive a payment of $750 for each meeting of the committee meetings attended, either in person or telephonically.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the NASDAQ Stock Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in a our charter adopted by the Board, which is available on our website at www.responsegenetics.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Singer Lewak Greenbaum and Goldstein LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2007, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management and Singer Lewak Greenbaum and Goldstein LLP, our independent auditors;
•	Discussed with Singer Lewak Greenbaum and Goldstein LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and
•	Received written disclosures and the letter from Singer Lewak Greenbaum and Goldstein LLP regarding its independence as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee further discussed with Singer Lewak Greenbaum and Goldstein LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Singer Lewak Greenbaum and Goldstein LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 for filing with the SEC.

Members of the Response Genetics, Inc.
Audit Committee on March 25, 2008.

Hubertus Spierings
Gary D. Nusbaum
Michael Serruya

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis, except that a total of 14 reports were inadvertently filed late by certain of our directors, executive officers and beneficial owners of more than 10% of our common stock which include David M. Smith (3), Susan Smith (3), Denise McNairn (1), Kathleen Danenberg (1), Clara Serruya (1), Samuel Serruya (1), Michael Serruya (1), Gary D. Nusbaum (2), and Hubertus Spierings (1) during the fiscal year ended December 31, 2007. None of our directors, officers or 10% shareholders were required to file an Annual Statement of Beneficial Ownership on Form 5.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions that were entered into with our executive officers, directors or 5% stockholders during the prior fiscal year. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future related party transactions will be approved by our audit committee or a majority of our independent directors who do not have an interest in the transactions and who will have access, at our expense, to our or independent legal counsel.

Royalty Payment to the University of Southern California

While employed at USC, Kathleen Danenberg, our President, Chief Executive Officer and a director, developed and patented (RGI-1). USC retains ownership of this patent but has exclusively licensed this technology to us. In consideration for this license, we are obligated to pay as royalties to USC a percentage of the net sales of products or services using the technology, and to meet a certain minimum in royalty payments. Pursuant to USC policy, the inventors of technology owned by the University and then licensed for commercialization are paid a portion of royalties received by the University from the licensed technology. USC therefore pays a portion of royalties received from us to Ms. Danenberg in recognition of her invention. Amounts paid to Ms. Danenberg by USC amounted to $18,574 and $34,658 respectively, for the years ended December 31, 2006 and 2007, respectively.

ELECTION OF DIRECTORS

(Notice Item 1)

On April 22, 2008, our Board of Directors voted to nominate Tom DeMeester, M.D., Kathleen Danenberg, Hubertus Spierings, Gary D. Nusbaum, John Ferrara, Michael Serruya, David M. Smith, David R. Gandara, M.D., and Kirk K. Calhoun for election at the annual meeting, each for a term of one year to serve until the 2009 annual meeting of stockholders, and until their respective successors have been elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Tom DeMeester, M.D., Kathleen Danenberg, Hubertus Spierings, Gary D. Nusbaum, John C. Ferrara, Michael Serruya, David M. Smith, David R. Gandara, M.D., and Kirk K. Calhoun. In the event that any of the nominees becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his/her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted affirmatively is required to elect each nominee as a director.

The Board Of Directors Recommends The Election Of Tom DeMeester, M.D., Kathleen Danenberg, Hubertus Spierings, Gary D. Nusbaum, John C. Ferrara, Michael Serruya, David M. Smith, David R. Gandara, M.D., And Kirk K. Calhoun As Directors, And Proxies Solicited By The Board Will Be Voted In Favor Thereof Unless A Stockholder Has Indicated Otherwise On The Proxy.

INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 2)

The Audit Committee has appointed Singer Lewak Greenbaum and Goldstein LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2008. The Board proposes that the stockholders ratify this appointment. Singer Lewak Greenbaum and Goldstein LLP audited our financial statements for the fiscal years ended December 31, 2007 and 2006, respectively. Good Swartz Brown & Berns LLP has provided us services for tax preparation, tax planning and consulting. We expect that representatives of Singer Lewak Greenbaum and Goldstein LLP will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions. Aggregate fees for professional services rendered for us by Singer Lewak Greenbaum and Goldstein LLP and Good Swartz Brown & Berns LLP for the audit of the Company's annual financial statements for the years ended December 31, 2007, and December 31, 2006, and fees billed for other services rendered by Singer Lewak Greenbaum and Goldstein LLP and Good Swartz Brown & Berns LLP during those periods were as follows:

	2007	2006
Audit fees(1):	$300,025	$234,794
Audit related fees(2):	—	—
Tax fees(3):	$81,365	$55,090
All other fees(4):	—	—
Total	$381,390	$289,884

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.
(2)	The Company did not incur fees in this category during 2007 and 2006.
(3)	Tax fees consist principally of assistance with matters related to preparation of tax returns as well as tax compliance and reporting.
(4)	The Company did not incur any other accounting fees during 2007 and 2006.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year's audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor's tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Singer Lewak Greenbaum and Goldstein LLP as our independent public accountants, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent public accountants.

The Board Of Directors Recommends A Vote To Ratify The Appointment Of Singer Lewak Greenbaum and Goldstein LLP As Independent Public Accountants, And Proxies Solicited By The Board Will Be Voted In Favor Of Such Ratification Unless A Stockholder Indicates Otherwise On The Proxy.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at www.responsegenetics.com and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at 1640 Marengo St., 6th Floor, Los Angeles, California 90033. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2009 Annual Meeting of Stockholders, stockholder proposals must be received no later than 120 days prior to the date that is one year from this year’s mailing date. To be considered for presentation at the 2008 Annual Meeting, although not included in the proxy statement, proposals must be received no earlier than 75 days prior to the date that is one year from this year’s mailing date and no later than 45 days prior to the date that is one year from this year’s mailing date. Proposals that are not received in a timely manner will not be voted on at the 2008 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Thomas Stankovich, Vice President, Chief Financial Officer and Secretary, 1640 Marengo St., 6th Floor, Los Angeles, California 90033.

Los Angeles, California
May 20, 2008

Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on the Internet at www.responsegenetics.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Thomas Stankovich, Vice President, Chief Financial Officer and Secretary, 1640 Marengo St., 6th Floor, Los Angeles, California 90033.

RESPONSE GENETICS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 17, 2008

RESPONSE GENETICS, INC.'S BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated May 20, 2008 in connection with the Annual Meeting of Stockholders to be held at 1:00 p.m. EST on Tuesday, June 17, 2008 at the law offices of Mintz Levin Cohn Ferris Glovsky and Popeo PC, Chrysler Center, 666 Third Avenue, New York, NY 10017 and hereby appoints Thomas Stankovich and Denise McNairn, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Response Genetics, Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

RESPONSE GENETICS, INC.

June 17, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20930000000000000000 3 061708

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate):

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of Directors and FOR Proposal 2.

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.